Exhibit 99.2

For Immediate Release

Contact:
Rich Yonker
Vitesse
+1.805.388.3700

Vitesse Appoints Two Board Members

CAMARILLO, Calif. — October 30, 2009 — Vitesse Semiconductor Corporation (Pink Sheets: VTSS.PK), a leading provider of advanced IC solutions for Carrier and Enterprise networks, today announced its Board of Directors has appointed two new Directors, James Hugar and Grant Lyon. These appointments are effective in connection with today’s closing of the Company’s debt restructuring transaction.

These new Directors will fill vacancies created by the resignations of three Directors, Guy W. Adams, Robert A. Lundy, and Willow B. Shire. The resignations are also effective in connection with today’s closing of the Company’s debt restructuring transaction.

“Jay and Grant bring the diverse skills and perspectives that our Board needs to guide Vitesse through its next steps forward,” said Chris Gardner, chief executive officer of Vitesse and a member of its Board of Directors. “I personally and all of the employees of Vitesse extend our thanks and appreciation to Willow, Guy, and Bob for the diligence, expertise, and dedication they brought to the Company, and for their contributions in setting the stage for the next phase of Vitesse’s recovery.”

Professional Experience of New Directors

Mr. Hugar has more than 35 years of experience in public accounting, including participation at hundreds of audit committees of board of directors and trustees for both publicly and privately held companies. Recently retired from Deloitte & Touche LLP, he was the partner-in-charge of the Southern California Investment Companies Industry and Broker/Dealer Practice. His clients included financial service companies, community banking, distribution, and companies within the aerospace and defense industries. Mr. Hugar is a Director nominee for the board of Imperial Capital Group, Inc. He has a bachelor’s degree from Pennsylvania State University and an MSBA degree from the University of California at Los Angeles. He is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.

Mr. Lyon has vast experience in corporate finance and strategic initiatives that include capital acquisition, business and securities valuation, acquisitions and mergers, and bankruptcy reorganizations. Mr. Lyon is the president of Odyssey Capital Group, LLC. He earlier served as interim CFO of Hypercom Corporation (NYSE: HYC); managing director at Ernst & Young Corporate Finance, LLC; a managing member of Golf Equity, LLC; vice president, Capital Markets at Evans Withycombe Residential, Inc.; and began his career at Arthur Andersen LLP. Mr. Lyon is a Director of Fairfield Residential LLC and Chairman of the Board of Three Five Systems, Inc. He has also served as a director of Tickets.com, Norwood Promotional Products,

Trussway LTD, and he performed the duties of trustee for five companies in the financial, real estate, recreational, and agriculture industries. Mr. Lyon graduated magna cum laude with a bachelor’s degree and earned an MBA degree with high distinction from Brigham Young University. He is a certified public accountant and a published author and speaker.

This transition is occurring in accordance with the terms of the debt restructuring agreement.  Under those terms, the Company’s Board will have six Directors. Vitesse is seeking another independent Director to fill the remaining vacancy. Based upon discussions with the holders of the debt that was restructured, Vitesse expects that these debt holders, who currently own approximately 43% of the Company’s outstanding common stock, will request Vitesse to increase its Board size to seven directors and add another independent Director. Mr. Hugar and Mr. Lyon were proposed by the current stockholders and nominated by the Company’s Nominating and Corporate Governance Committee. Their terms will expire at the time of the next election of directors by stockholders.

About Vitesse

Vitesse designs, develops, and markets a diverse portfolio of high-performance, cost-competitive semiconductor solutions for Carrier and Enterprise Ethernet networks worldwide. Engineering excellence and dedicated customer service distinguish Vitesse as an industry leader in Gigabit Ethernet, Ethernet-over-SONET, Optical Transport, and other applications. Additional company and product information is available at www.vitesse.com.

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Vitesse is a registered trademark of Vitesse Semiconductor Corporation.  All other trademarks or registered trademarks mentioned herein are the property of their respective holders.

Safe Harbor Statement:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding Vitesse’s plans, intentions, and expectations. Such statements include without limitation, statements regarding possible changes to Vitesse’s board of directors. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. A more extensive discussion of the risk factors that could impact these areas and Vitesse’s overall business and financial performance can be found in Vitesse’s reports filed with the Securities and Exchange Commission. The risks included above are not exhaustive. Vitesse expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Vitesse’s expectations or any change in events, conditions, or circumstances on which any such statement is based.